Exhibit 5.1

               [Letterhead of Cleary, Gottlieb, Steen & Hamilton]


Writer's Direct Dial: (212) 225-2920
E-Mail: akohn@cgsh.com
                                                                  March 17, 2004

CARBO Ceramics Inc.
6565 MacArthur Boulevard, Suite 1050
Irving, Texas  75039


                  Re:   CARBO Ceramics Inc. Registration Statement on Form S-8
                        ------------------------------------------------------

Ladies and Gentlemen:

                  We have acted as special counsel to CARBO Ceramics, Inc., a Delaware corporation (the "Company"), in connection with the registration statement on Form S-8 (the "Registration Statement") to be filed today with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Act"), for the registration of 100,000 shares of Common Stock, par value $.01 per share (the "Shares"), to be issued under the CARBO Ceramics Inc. Savings and Profit Sharing Plan, as Amended (the "Plan"), and the related preferred share purchase rights (the "Rights") to be issued pursuant to the Shareholder Rights Plan, adopted February 13, 2002 by the Company.

                  We have participated in the preparation of the Registration Statement and have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.

                  In rendering the opinions expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed.

                  Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that:

                  1. The Shares have been duly authorized by all necessary corporate action of the Company and, when issued in accordance with the terms of the Plan, at prices in excess of the par value thereof, will be validly issued, fully paid and nonassessable.

                  2. Upon issuance of the Shares in accordance with the terms of the Plan, at prices in excess of the par value thereof, the Rights associated with the Shares will be validly issued.

                  The foregoing opinions are limited to the General Corporation Law of the State of Delaware.

                  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are "experts" within the meaning of the Act or the rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement, including this exhibit.

                                           Very truly yours,

                                           CLEARY, GOTTLIEB, STEEN & HAMILTON



                                           By   /s/ Arthur H. Kohn
                                               ------------------------------
                                               Arthur H. Kohn, a Partner